Exhibit 99.1
Xencor Reports Third Quarter 2026 Financial Results
-- Updated results for XmAb819 (ENPP3 x CD3) in advanced clear cell renal cell carcinoma and outline of plans for potential registration-enabling development presented during ESMO --
-- Early dose-escalation data for plamotamab (CD20 x CD3) in rheumatoid arthritis to be presented during the ACR Convergence conference --
-- XmAb412 (TL1A x IL23p19) on track for initial healthy participant data in 1H27; XENITH-UC Phase 2b study of XmAb942 (anti-TL1A) in ulcerative colitis on track for primary endpoint analysis expected in 2H27 --
PASADENA, Calif.--Nov. 4, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the third quarter ended September 30, 2026.
“Xencor’s lead CD3 T-cell engaging bispecific antibody, XmAb819, has demonstrated compelling clinical data in advanced clear cell renal cell carcinoma, and our plans for moving XmAb819 into earlier lines of treatment as a monotherapy and in combination with anti-PD(L)1 are underway, with evaluation of XmAb819 in additional ENPP3-positive tumor types also ongoing. We expect that the accelerating tempo of clinical development for XmAb819, and across our portfolio, may present multiple opportunities for continued momentum into the new year and throughout 2027. Based on our plans, by the end of 2027 we anticipate XmAb819 will be the third XmAb 2+1 bispecific antibody to enter a potential registration-enabling study, following xaluritamig and ASP2138,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “For our autoimmune portfolio, next week at the ACR Convergence conference we will present early dose-escalation data from the Phase 1 study of our CD20 x CD3 B-cell depleting T-cell engager, plamotamab, which we are evaluating in patients with rheumatoid arthritis following standard-of-care treatments.”
“For our two TL1A-targeting development programs, enrollment in XENITH-UC, the global Phase 2b study of XmAb942, is on track for the primary endpoint analysis in the second half of 2027, and for our novel TL1A x IL23p19 bispecific, XmAb412, we plan to present healthy participant data in the first half of 2027.”
Wholly Owned Pipeline Overview
XmAb819 (ENPP3 x CD3), a potential first-in-class, tumor-targeted, T-cell engaging XmAb® 2+1 bispecific antibody in development for patients with clear cell renal cell carcinoma (ccRCC) and other tumors with high ENPP3 expression, including colorectal cancer, non-small cell lung cancer and papillary renal cell carcinoma
•As previously disclosed, in the first half of 2027 Xencor plans to engage with the FDA regarding a potential accelerated approval pathway for XmAb819 in subsets of patients with advanced ccRCC who have exhausted standard-of-care treatment options. Subject to regulatory feedback, by the end of 2027 Xencor also plans to initiate a global randomized Phase 3 study evaluating XmAb819 against tivozanib in patients with advanced ccRCC previously treated with one PD-(L)1 inhibitor and at least one VEGF receptor tyrosine kinase inhibitor (VEGFR TKI).

Ongoing Phase 1 Study in Patients with Advanced ccRCC
•Expansion cohorts evaluating intravenous doses to support selection of a dose for the planned Phase 3 pivotal study for patients with advanced ccRCC have completed enrollment. Expansion cohort results were presented at the European Society For Medical Oncology (ESMO) Congress in October 2026. As of the October 1, 2026, data-cut, the efficacy-evaluable cohort at the 400 mcg/kg intravenous (IV) dose (n=11) reported five confirmed partial responses for a confirmed objective response rate of 45.5% per investigator assessment (RECIST v1.1), with one unconfirmed partial response for an unconfirmed objective response rate of 55%. Xencor has selected the 400 mcg/kg IV dose as the proposed IV recommended Phase 3 dose (RP3D) for advanced clinical development, based on maturing data from the 11 patients reported and from additional patients who have enrolled into this expansion cohort. As of the September 1, 2026 data-cut, which served as the foundation for the results presented at the ESMO 2026 Congress, XmAb819 was generally well tolerated in the combined expansion dose cohorts (n=68) with a manageable safety profile and a 5.9% rate of treatment discontinuation due to related treatment-emergent adverse events. Xencor plans to present additional results from the 400 mcg/kg IV cohort in the first half of 2027.
•Dose escalation of subcutaneous administration in advanced ccRCC is ongoing, and Xencor plans to present results in the first half of 2027.
Proof-of-Concept Sub-Studies to Enable Expansion of Development Are Ongoing
•Part C of the ongoing Phase 1 study is enrolling patients with ENPP3+ advanced papillary RCC, colorectal cancer and non-small cell lung cancer.
•Part D of the ongoing Phase 1 study is enrolling patients with IMDC intermediate- to poor-risk advanced ccRCC, who have progressed after nivolumab in combination with ipilimumab as a first-line treatment and who are naïve to VEGFR TKI therapy.
•Part F of the ongoing Phase 1 study is planned as a safety study for the combination of XmAb819 with nivolumab to potentially enable front-line development.
XmAb541 (CLDN6 x CD3) in combination with XmAb808 (B7-H3 x CD28), in Phase 1 clinical development for T-cell engagement of Claudin-6 expressing tumors, including high-grade serous ovarian cancer
•The Phase 1 dose-escalation study of XmAb541 and XmAb808 is ongoing and expected to reach the combination’s target dose range in 2027.
XmAb942 (Xtend™ anti-TL1A), a potential best-in-class, high-potency, extended half-life antibody in clinical development for patients with inflammatory bowel disease
•Xencor is conducting the XENITH-UC Study, a global Phase 2b study of XmAb942 in ulcerative colitis (UC). XENITH-UC is a randomized, double-blind, placebo-controlled trial in patients with moderately to severely active UC, whose disease has progressed after at least one conventional or advanced therapy.
•Enrollment expectations continue to support a XENITH-UC blinded interim analysis around year-end 2026 and reaching the primary endpoint analysis of the 12-week induction period in the second half of 2027. The primary endpoint of XENITH-UC is the percentage of patients achieving clinical remission defined by the modified Mayo score at week 12.

XmAb412 (TL1A x IL23p19), a potential best-in-class, extended half-life bispecific antibody for dual targeting of inflammatory pathways in autoimmune and inflammatory disease, in Phase 1 development and enrolling healthy participants
•XmAb412 robustly suppresses both TL1A and IL-23 inflammatory pathways and is predicted to have a human half-life between 60 and 70 days. XmAb412 supports a high-concentration, low-viscosity and citrate-free formulation suitable for subcutaneous dosing. XmAb412 is Xencor’s first novel bispecific antibody developed using the XenLock™ platform.
•The first-in-human study of XmAb412 is ongoing, and Xencor plans to present initial data from the study in the first half of 2027.
Plamotamab (CD20 x CD3), a clinical-stage, B-cell depleting bispecific T-cell engager in Phase 1 development for patients with rheumatoid arthritis (RA), who have progressed through prior standard-of-care treatment
•Early dose-escalation data from the Phase 1b study were accepted for presentation during the American College of Rheumatology (ACR) Convergence conference in November 2026. A poster titled “Phase 1 Study of Plamotamab, a Bispecific CD20xCD3 T-cell Engager, in Adult Patients With Rheumatoid Arthritis: Interim Results” will be presented during the poster session “Rheumatoid Arthritis - Treatment Poster B” on Monday, November 9, 10:30 a.m. – 12:30 p.m. ET (Abstract 1417).
XmAb657 (CD19 x CD3), a clinical-stage, potent, extended half-life B-cell depleting bispecific T-cell engager in Phase 1 dose escalation, enrolling healthy participants and patients with idiopathic inflammatory myopathies, systemic sclerosis and Sjögren’s disease
•Xencor plans to provide an update on progress achieved in the Phase 1 study of XmAb657 in the second half of 2026.
Recent Partnership Developments
•Amgen: Amgen is advancing two Phase 3 studies of xaluritamig, a STEAP1 x CD3 XmAb 2+1 bispecific T-cell engager, in patients with metastatic castration-resistant prostate cancer (mCRPC). In August 2026, Amgen announced the completion of enrollment in XALute, a Phase 3 study evaluating xaluritamig as a monotherapy in patients with mCRPC previously treated with taxane-based chemotherapy. The Phase 3 XALience study is evaluating xaluritamig in combination with abiraterone versus investigator's choice therapy in patients with chemotherapy-naive mCRPC. Multiple earlier-phase studies are also evaluating xaluritamig as a monotherapy or in combination across additional prostate cancer treatment settings. At the ESMO 2026 Congress, Amgen presented results from a Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone in patients with mCRPC who have not yet received taxane-based chemotherapy. Amgen demonstrated that four- to six-hour fully outpatient monitoring after cycle 1 step-up dosing was feasible, supporting the potential for a more convenient administration setting. Xencor is eligible to receive up to $225 million in future milestone payments and tiered royalties on net sales that range from mid- to high-single digit percentages.
•Astellas: In August 2026, Astellas announced that the first patient had been dosed in a Phase 3 clinical trial evaluating ASP2138 in combination with chemotherapy and pembrolizumab as a first-line treatment in adults with locally advanced unresectable or metastatic gastric or gastroesophageal junction (GEJ) adenocarcinoma, whose tumors are Claudin 18.2 (CLDN18.2)-

positive and HER2-negative, which triggered a $25.0 million milestone payment. ASP2138 is an investigational subcutaneously administered bispecific antibody designed to bind to CLDN18.2, a protein expressed on certain tumor cells, and CD3-positive T cells. ASP2138 utilizes Xencor’s XmAb 2+1 multivalent format. Xencor is eligible to receive up to $207.5 million in future milestone payments and tiered royalties on net sales that range from high-single to low-double digit percentages.
•Zenas BioPharma: Zenas submitted a Biologics License Application (BLA) to the FDA for obexelimab for the treatment of IgG4-related disease (IgG4-RD) in May 2026, which was accepted for review in August 2026. In the third quarter of 2026, Zenas’ partner Bristol Myers Squibb submitted a marketing authorization application for obexelimab in IgG4-RD in Japan, which triggered a $2.5 million milestone payment. Obexelimab targets CD19 with its variable domain and uses an XmAb Immune Inhibitor Fc Domain. In November 2021, Xencor licensed obexelimab to Zenas, and under the license agreement, Xencor is eligible to receive up to $447.5 million in future milestone payments and tiered royalties on net sales that range from mid-single-digit to mid-teen percentages, dependent on geography. As of September 30, 2026, Xencor owned 1.0 million shares of common stock in Zenas.
Financial Guidance: Based on current operating plans, Xencor expects to end 2026 with between $480 million and $500 million in cash, cash equivalents and marketable debt securities, and to have sufficient cash resources to fund research and development programs and operations into 2029.
Financial Results for the Third Quarter Ended September 30, 2026
Cash, cash equivalents and marketable debt securities totaled $555.7 million as of September 30, 2026, compared to $610.8 million as of December 31, 2025. Under the settlement agreement with Alexion, Xencor received $52.5 million in August 2026 and is entitled to receive a final payment of $52.5 million in the third quarter of 2027. In addition, Xencor received $66.9 million in cash proceeds from the sales of an equity security.
Revenue for the third quarter ended September 30, 2026 was $116.5 million, compared to $21.0 million for the same period in 2025. Revenue earned in the third quarter of 2026 was primarily due to royalty revenue from Alexion and Incyte and milestone revenue from Astellas.
Research and development (R&D) expenses for the third quarter ended September 30, 2026 were $84.3 million, compared to $54.4 million for the same period in 2025. Increased R&D spending for the third quarter of 2026 compared to 2025 is primarily due to higher external and internal costs associated with development programs, partially offset by lower stock-based compensation expense in the current period.
General and administrative (G&A) expenses for the third quarter ended September 30, 2026 were $9.4 million, compared to $14.2 million for the same period in 2025. Decreased G&A spending for the third quarter of 2026 compared to 2025 is primarily due to a non-recurring recovery of legal expenses.
Other income, net, for the third quarter ended September 30, 2026 was $16.4 million, compared to $41.5 million for the same period in 2025. Decreased other income, net, for the third quarter of 2026, compared to 2025, is primarily due to lower unrealized gains on an equity security.
Net income attributable to Xencor for the third quarter ended September 30, 2026 was $39.4 million, or $0.50 on a fully diluted per share basis, compared to a net loss of $6.0 million, or $(0.08) on a fully diluted per share basis, for the same period in 2025.
About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor’s XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” “on track,” “predicted,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding our expectations for regulatory and partnership milestone achievements, clinical pipeline advancements, planned receipt and presentations of clinical data, including the expected timing thereof, and planned and ongoing clinical trials, including the expected timing thereof, trial design, dose selection, expected results and discussions with regulatory authorities, including regarding potential accelerated approval pathways, enrollment, the potential for trials to be registrational, the potential therapeutic benefits and characteristics of Xencor’s and its partners’ product candidates, including predicted half-life and formulation, the clinical development and regulatory activities of Xencor’s partners, including the timing and outcome of regulatory reviews, Xencor’s eligibility to receive future milestone payments and royalties, projected financial resources and financial guidance, including estimated cash, cash equivalents and marketable debt securities at year end and cash runway for research and development programs and operations, expectations for and estimates of future royalty revenues, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs for use as human therapeutics, the risk that publicly disclosed preliminary clinical trial data does not support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management, the risk that the fair value of our marketable equity securities may decline and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's Annual Report on Form 10-K for the year ended December 31, 2025 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.
Contacts
Charles Liles
cliles@xencor.com
For media:
media@xencor.com

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)
Cash, cash equivalents and marketable debt securities	$555,690	$610,833
Other current assets	120,551	164,590
Other long-term assets	94,264	100,072
Total assets	$770,505	$875,495

Liabilities related to the sales of future royalties	$95,060	$119,749
Other current liabilities	53,133	52,640
Non-current lease and other liabilities	61,877	67,519
Total liabilities	210,070	239,908
Total stockholders' equity	560,435	635,587
Total liabilities and stockholders’ equity	$770,505	$875,495

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)
Revenue
Collaborations, milestones, and royalties	$116,520	$20,999	$172,257	$97,339
Operating expenses:
Research and development	84,297	54,367	220,871	174,610
General and administrative	9,359	14,151	43,452	46,603
Total operating expenses	93,656	68,518	264,323	221,213
Operating income (loss)	22,864	(47,519)	(92,066)	(123,874)

Total other income (expense)	16,397	41,492	(19,228)	38,507

Income (loss) before income tax (benefit) expense and noncontrolling interest	39,261	(6,027)	(111,294)	(85,367)
Income tax (benefit) expense	(175)	—	(85)	117
Net income (loss) including noncontrolling interest	39,436	(6,027)	(111,209)	(85,484)

Net loss attributable to noncontrolling interest	—	—	—	(214)
Net income (loss) attributable to Xencor, Inc.	$39,436	$(6,027)	$(111,209)	$(85,270)

Net income (loss) per share attributable to Xencor, Inc.:
Basic	$0.52	$(0.08)	$(1.47)	$(1.15)
Diluted	$0.50	$(0.08)	$(1.47)	$(1.15)

Weighted-average shares used in calculating net income (loss) per share:
Basic	76,215	74,413	75,777	74,122
Diluted	78,353	74,413	75,777	74,122

Other comprehensive income (loss), net of tax:
Net unrealized (loss) gain on marketable debt securities	(1,653)	900	(4,101)	1,821
Comprehensive income (loss)	37,783	(5,127)	(115,310)	(83,663)
Less: comprehensive loss attributable to the noncontrolling interest	—	—	—	(214)
Comprehensive income (loss) attributable to Xencor, Inc.	$37,783	$(5,127)	$(115,310)	$(83,449)